As filed with the Securities and Exchange Commission on October 24, 2001
                                                                                                                                   Registration No. 333-68684

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to

Form S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Antex Biologics Inc.

(Exact Name of Registrant as Specified in Its charter)

Delaware	52-1563899

(State or Other Jurisdiction of Incorporation of Organization)	(I.R.S. Employer Identification Number)

300 Professional Drive
Gaithersburg, Maryland 20879
(301) 590-0129

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

V.M. Esposito
Chief Executive Officer
Antex Biologics Inc.
300 Professional Drive
Gaithersburg, Maryland 20879
(301) 590-0129

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

D. Michael Lefever, Esq.
Covington & Burling
1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Tel: (202) 662-6000

      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The stockholders of Antex identified in this prospectus may not sell the securities described in this prospectus until the registration statement filed with the Securities and Exchange Commission relating to this prospectus is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2001

PRELIMINARY PROSPECTUS

2,625,000 Shares of Common Stock

ANTEX BIOLOGICS INC.

      The stockholders of Antex identified in this prospectus are offering for sale under this prospectus a total of 2,625,000 shares of Antex common stock.

      The Antex common stock is listed on the American Stock Exchange. The trading symbol for the Antex common stock on the American Stock Exchange is “ANX.”

      INVESTMENT IN THE ANTEX COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 24, 2001

TABLE OF CONTENTS

PRELIMINARY PROSPECTUS

      Unless we have indicated otherwise, references hereafter in this prospectus supplement to “Antex,” “we,” “us,” and “our,” or similar terms are to Antex Biologics Inc. and its consolidated subsidiaries.

PROSPECTUS SUMMARY

      The following summary highlights selected information from this prospectus, including information incorporated by reference. It may not contain all of the information that is important to you. For more detailed information about Antex and the securities being offered, you should read this entire prospectus including the information incorporated by reference, which includes the financial statements and the notes to the financial statements.

The Company

      Antex is a biopharmaceutical company committed to developing and marketing products to prevent and treat infections and related diseases. The current focus is on the discovery and development of products for the prevention and/or treatment of bacterial infections, particularly respiratory, gastrointestinal, and sexually-transmitted diseases, and hospital-acquired infections.

      Antex’s leading products under development are:

•	HELIVAX - a vaccine that is designed to prevent and eradicate infections by Helicobacter pylori, the bacteria primarily responsible for causing stomach ulcers. Helicobacter pylori is also associated with stomach cancers and Sudden Infant Death Syndrome. A Phase I clinical trial designed to assess immune responses to alternative dosing schedules and formulations of the vaccine has been completed and the results therefrom are currently being analyzed. Antex expects to initiate Phase II clinical trials in 2002.

•	CAMPYVAX - a vaccine to prevent infections by Campylobacter jejuni, the second most common bacterial cause of diarrhea. Antex and the United States Navy have entered into a Cooperative Research and Development Agreement whereby the Navy is supporting and conducting clinical trials of CAMPYVAX. Two Phase I clinical trials and two Phase II clinical trials of the vaccine have been completed. Antex expects to commence another clinical trial later in 2001.

•	ACTIVAX - a combination vaccine to prevent infections by Campylobacter jejuni, Shigella, and enterotoxigenic E. coli. Enterotoxigenic E. coli is the leading cause of Traveler’s Diarrhea. Shigella is another leading cause of diarrheal disease worldwide. After successfully completing in February 2000 a Phase I Small Business Technology Transfer Program grant from the U.S. Department of the Army, Antex received in June 2000 a follow-on Phase II Small Business Technology Transfer grant from the U.S. Department of the Army to support the further development of the Shigella and enterotoxigenic E. coli components of this vaccine. This second grant supports a Phase I clinical trial of the Shigella component of the vaccine and preclinical development of the enterotoxigenic E. coli component of the vaccine. The Phase I clinical trial of the Shigella component of the vaccine is scheduled for later in 2001.

•	TRACVAX - a vaccine to prevent infections by Chlamydia trachomatis, the most prevalent sexually transmitted disease in the world. Chlamydia trachomatis causes urogenital disorders such as pelvic inflammatory disease and infertility, and also causes infant blindness and pneumonia. Antex has shown in a preclinical animal model of disease that the vaccine generated a strong immune response and that the vaccine protected animals from infertility caused by Chlamydial infections. Antex expects to begin an initial Phase I clinical trial of TRACVAX in 2002.

      In addition to these vaccines, Antex is using its proprietary technologies in an effort to develop antibiotics. In this connection, Antex is evaluating chemical structures as potential antibiotics to treat increasingly antibiotic-resistant bacterial infections, including hospital-acquired bacterial infections.

      None of Antex’s products have been commercially developed or sold, and Antex’s revenues to date have been limited to milestone payments from licensees and payments for services related to its research and development activities. Antex had an accumulated deficit of approximately $28,079,000 for the period from its inception on August 3, 1991 through June 30, 2001. Antex operates in a highly competitive environment. If Antex does not succeed in developing and introducing competitive products, then Antex may never generate significant profits.

      In its research and development activities, Antex relies on the following platform technologies:

•	Antigen Receptor Technology - Antex is using Antigen Receptor Technology to develop products that interfere with attachment of bacteria to the mucus membranes of humans and other animals.

•	Nutriment Signal Technology - Nutriment Signal Technology is used to grow bacteria under conditions that mimic the growth of the bacteria in the human body. Antex believes that bacteria grown in this manner can be used to produce more potent and better targeted vaccines, and to facilitate the identification of new antibiotics.

•	Virulence Expression Profiling - This technology combines Nutriment Signal Technology with knowledge of when and how genes are expressed. Antex believes that it may be able to exploit the proteins and enzymes identified through its Virulence Expression Profiling technology to develop new antibiotics and vaccines.

      In addition to the relationships with the U.S. Army and the U.S. Navy referred to above, Antex has entered into strategic alliances with Aventis Pasteur and GlaxoSmithKline. These relationships are described in greater detail in Antex’s SEC filings, which are incorporated by reference in this prospectus.

The Offering

Shares of Antex common stock offered for resale by selling stockholders:

Shares issuable upon conversion of Series B Convertible Preferred Stock	1,500,000 shares of common stock

Shares issuable upon exercise of Class E and Class F Warrants	1,125,000 shares of common stock

Total	2,625,000 shares of common stock

Number of shares of Antex common stock outstanding	12,234,680

Offering price	The selling stockholders may offer the shares for sale either at the market price at the time of the sale, at a price related to the market price or at a negotiated price. On October 22, 2001, the closing sale price per share of the Antex common stock on the American Stock Exchange was $1.71.

American Stock Exchange Symbol	ANX

      Antex is a corporation organized and existing under the laws of the State of Delaware. Our principal executive office is located at 300 Professional Drive, Gaithersburg, MD 20879. Our telephone number is (301) 590-0129. We maintain a web site at www.antexbiologics.com. Information contained in our web site is not incorporated by reference into this prospectus.

Recent Developments

      July 2001 Private Placement. On July 3, 2001, Antex completed a private placement in which it raised approximately $3,000,000, before taking into account expenses associated with the financing. The securities sold consisted of shares of Series B Convertible Preferred Stock and Class E and Class F Warrants. The shares of Antex common stock issuable upon the conversion of the Series B Convertible Preferred Stock and upon the exercise of the Class E Warrants and the Class F Warrants, have been registered and are being offered by means of this prospectus for resale by the selling stockholders. A more detailed description of the securities issued in the private placement is provided under the heading “Selling Stockholders.”

RISK FACTORS

      Before you invest in Antex common stock, you should carefully consider the following risks. In addition, there may be other risks that we currently do not know about or that we currently believe to be immaterial. Any of these risks could adversely affect our business, financial condition, results of operations, or prospects. If so, the trading price of the Antex common stock could decline and you may lose all or part of your investment.

Because our products are currently in the research and development stage and are subject to a lengthy regulatory review process, we have generated only limited revenues to date and may not generate significant revenues for a number of years, if ever.

      Antex began operations as a development stage company in August 1991. None of our products have been commercially developed or sold, and our revenues have been limited to milestone payments from licensees and payments for services related to our research and development activities. Without the commercialization of one or more of our products, we will not be able to generate significant revenues.

      Our products are currently in the research and development stage and will require further research and development, clinical testing, and regulatory approval prior to commercialization in the United States or abroad. The regulatory approval process generally is lengthy and can entail significant delays. We do not expect to obtain regulatory approval for the commercial sale of any of our products for a number of years, if at all.

      The technology used in the development of our products is new, and obstacles may arise in the regulatory approval process or in the development and commercialization of our products. We may find it difficult to develop products that prove to be safe and effective and that meet applicable regulatory standards. Even if a product is developed and the required regulatory approvals obtained, manufacturing the product in sufficient quantities at a reasonable cost may prove difficult or impossible.

      In addition, commercialization requires sufficient demand for our products. Although our products are targeted at specific diseases, it is difficult to predict the extent of demand for our products, especially since any commercial product that we may develop will not become commercially available for a number of years.

We have incurred substantial losses and anticipates significant losses in the future.

      Antex had an accumulated deficit of approximately $28,079,000 for the period from its inception on August 3, 1991 through June 30, 2001. We had net losses in 1999 and 2000 and for the six months ended June 30, 2001 of $3,483,674, $6,295,807 and $3,304,841, respectively. We expect to incur net losses for the foreseeable future.

Even with the proceeds raised in the July 2001 private placement, we will need additional funding to commercialize our products.

      The private placements in March 2000 and July 2001 raised gross proceeds of approximately $18,000,000. Barring unforeseen developments, we should have sufficient funds to sustain our research and development program through early March 2002. We will need additional funds to finance our operations after that date. During the year ended December 31, 2000 and the six months ended June 30, 2001, we used net cash of $5,579,084 and $3,134,531, respectively, for development stage activities, including research and development, and $303,236 and $154,931, respectively, of net cash for investing activities. We anticipate that our research and development expenses will be substantial for the foreseeable future.

      The parties to our various licensing and cooperative agreements have no obligation to provide future funding of our operations. Although payments from GlaxoSmithKline have historically accounted for a significant portion of our research and development funding, as a result of the dissolution of our joint venture with GlaxoSmithKline, we do not believe that GlaxoSmithKline will be a significant source of additional research and development funding in future years. An absence of adequate funding on acceptable terms could force us to cease operations. Any funding we do obtain could involve dilution to current stockholders or restrictions on our operations.

Our operations are subject to extensive government regulation, including regulation by the United States Food and Drug Administration, which can entail significant costs.

      The production and marketing of all of our products, and our research and development activities, are subject to regulation by numerous governmental authorities in the United States and, to the extent that we may be engaged in activities outside of the United States, in other countries. In the United States, vaccines, drugs and various diagnostic products are subject to rigorous review of safety and effectiveness by the U.S. Food and Drug Administration. The Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations govern or affect the testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of these types of products. Noncompliance with applicable requirements can result in criminal prosecution and fines, recall or seizure of products, total or partial suspension of production, refusal of the government to approve product license applications or refusal to allow us to enter into supply contracts. The U.S. Food and Drug Administration also has the authority to revoke product licenses and establishment licenses that it has previously granted. Although it is impossible to predict with any degree of certainty the outcome of the regulatory approval process for our products, we believe that we currently are in compliance with all applicable statutes, rules and regulations governing our research and development activities.

Our success will depend in large part on our ability to obtain patents, maintain trade secrets and operate without infringing upon the intellectual property rights of third parties.

      Antex owns or has rights to 29 issued U.S. patents and 14 pending patent applications in the United States, with corresponding allowed or issued patents and patent applications in many foreign countries. Eleven of the issued patents and patent applications in the United States, and many of the corresponding international patents, have been licensed exclusively to third parties. Pending patent applications may not result in issued patents, and any patents issued or licensed to us may be challenged, invalidated or circumvented. Third parties may independently develop products similar to our products, duplicate any of our products, or design around the patented aspects of our products. Any lack of protection afforded by our patents covering Antigen Receptor Technology and Nutriment Signal Transduction could prove especially harmful, since development of our products relies to a large extent on these technologies.

      Although we are continually seeking to expand our patent portfolio, we may not succeed in obtaining rights in additional patents. Furthermore, any patents owned by, or licensed to, us may not provide us with competitive advantages, even if the patents are not challenged, invalidated or circumvented.

      As a general matter, the patent position worldwide of biotechnology firms is highly uncertain, involving as it does complex legal and factual questions. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months or even years, we cannot be certain that third parties have not filed, or that we are the first to file, patent applications covering aspects of our technology or our products. Moreover, patent litigation is becoming more widespread in the biotechnology industry. Thus, the possibility always exists that third parties will bring legal actions against us for patent infringement. Patent litigation could consume a substantial portion of our resources and harm our financial position even if we are ultimately successful. Finally, due to differences in U.S. and foreign patent laws, foreign patents may be more difficult to obtain than U.S. patents, and foreign patents, even if obtained, may not provide the level of protection provided by U.S. patents.

      We also rely on trade secrets, confidentiality agreements and other forms of protection for our technology or products. These measures may not succeed in preventing third parties from independently developing substantially equivalent technology or products, disclosing our technology or products, or gaining access to our technology or products. Finally, our involvement with consultants, strategic partners and similar third parties could lead to contractual disputes over ownership of intellectual property.

We face intense competition in our efforts to develop commercially successful products.

      In its efforts to discover and develop new vaccines, antibiotics, and other therapeutics, Antex competes against a large number of companies, including large multinational pharmaceutical companies and smaller biotechnology companies, that are actively engaged in similar discovery and development efforts. All the large multinational pharmaceutical companies and many of the other biotechnology companies have substantially greater financial and other resources, more extensive experience in conducting clinical testing and obtaining regulatory approvals for their products, greater operating experience, larger research, development and marketing staffs, and greater production capabilities than those of Antex.

      A few of the large multinational pharmaceutical companies and numerous biotechnology companies are engaged in vaccine discovery and development efforts.

•	Antex believes that Acambis, Aventis Pasteur, Chiron, and Commonwealth Serum Labs of Australia are engaged in efforts to develop vaccines against Helicobacter pylori, the bacteria targeted by its HELIVAX vaccine.

•	To the knowledge of Antex, its CAMPYVAX vaccine is the only vaccine in clinical trials for the prevention of gastrointestinal disease, including diarrhea, caused by Campylobacter.

•	While other companies such as Acambis, are engaged in the development of vaccines separately targeted to Shigella and enterotoxigenic E. coli, Antex is not aware of any other company that has under development a multivalent vaccine similar to its ACTIVAX vaccine.

•	Antex believes that Aventis Pasteur, GlaxoSmithKline, and the Wyeth-Lederle Vaccines Division of American Home Products are engaged in efforts to develop vaccines against Chlamydia trachomatis, the bacteria targeted by its TRACVAX vaccine. The Company is not aware that any of these potentially competing products has entered clinical trials.

      Numerous other companies also may be engaged in discovery and development efforts that are not publicly known with regard to the vaccine products that Antex has under development. Any of these competitors may succeed in developing products that are more effective or less costly than the products that Antex is seeking to develop.

      Virtually all of the large multinational pharmaceutical companies and many smaller biotechnology companies also are engaged in new antibiotic discovery and development efforts. These new products are at various stages in the research and development and clinical testing process. The commercial success of any antibiotic product that Antex might develop will depend on its efficacy and price relative to other antibiotic products then on the market.

Our board of directors has the authority to cause Antex to issue preferred stock with terms and provisions that adversely affect the rights of holders of our common stock.

      Our certificate of incorporation allows Antex to issue from time to time, without a stockholder vote, up to 5,000,000 shares of preferred stock with terms and provisions that may be fixed by our Board of Directors. The preferred stock may contain terms and provisions that adversely affect the rights of investors in our common stock. For example, the preferred stock may have priority claims on our assets or dividends, and special voting rights.

Despite the recent listing of Antex common stock on the American Stock Exchange, a liquid trading market for Antex common stock may not develop.

      We listed our common stock on the American Stock Exchange in an effort to improve the liquidity of the market for our common stock. However, listing on the American Stock Exchange does not guarantee a liquid trading market for our common stock.

WHERE YOU CAN FIND MORE INFORMATION

      Antex files annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may inspect and copy these documents at the SEC’s public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the SEC’s Northeast Regional Office at Seven World Trade Center, New York, New York 10048, and at the Midwest Regional Office at 500 West Madison Street, Chicago, Illinois 60611-2511. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You may also obtain, upon payment of a duplicating fee, copies of Antex’s SEC filings by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Antex’s SEC filings also are accessible through the Internet at the SEC’s web site at http://www.sec.gov.

      The SEC allows Antex to “incorporate by reference” in this prospectus information contained in other documents that Antex files with the SEC, which means that Antex can disclose important information by referring to those other documents. The information incorporated by reference is considered part of this prospectus, and information contained in documents that Antex files later with the SEC will automatically update and may supersede this information. For further information about Antex and the securities being offered by the selling stockholders, you should refer to the following documents filed by Antex with the SEC, which are incorporated by reference:

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000;

•	Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2001;

•	Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2001;

•	Current Report on Form 8-K filed on August 1, 2001; and

•	The description of the Antex common stock contained in Antex’s Registration Statement on Form 8-A, filed on August 18, 2000, and any amendment or report filed for the purpose of updating the description contained in the Form 8-A.

      Antex also incorporates by reference in this prospectus all documents that it files under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering by the selling stockholders of the shares covered by this prospectus.

      You may request a copy of any or all of the documents incorporated by reference by writing to, or telephoning, Antex at:

         Antex Biologics Inc.
         300 Professional Drive
         Gaithersburg, Maryland 20879
         (301) 590-0129
         Attention:   Jeffrey V. Pirone
                            Executive Vice President and Chief Financial Officer

      Antex will provide, at no charge, copies of all documents requested. However, Antex will not provide the exhibits to any document requested unless the exhibit is specifically incorporated by reference in the requested document or this prospectus.

      You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. Antex has not authorized any other person to provide you with different information. The information in this prospectus is correct as of the date of this prospectus. You should not assume that there has not been any change in the affairs of Antex since the date of this prospectus or that the information in this prospectus is correct as of any time after its date. This prospectus is neither an offer to sell nor the solicitation of an offer to buy securities in any circumstances in which an offer to sell or a solicitation of an offer to buy is unlawful.

FORWARD-LOOKING STATEMENTS

      Some of the statements contained in this prospectus or incorporated by reference in this prospectus are “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of Securities Exchange Act of 1934. Forward-looking statements are statements that relate to future events or results that involve known and unknown risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by a forward-looking statement. In evaluating forward-looking statements, you should consider the risks outlined in the “Risk Factors” section above, as well as general economic and business conditions, our financial condition, and possible changes in government regulation. These factors may cause our actual results, performance or activities to differ materially from the future results expressed or implied by such forward-looking statements. Although Antex believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

USE OF PROCEEDS

      Antex will not receive any proceeds from the sale by the selling stockholders of the shares of Antex common stock offered by means of this prospectus.

SELLING STOCKHOLDERS

      The shares of Antex common stock covered by this prospectus consist of shares offered for resale by the purchasers of securities from Antex in the July 2001 private placement financing.

The Private Placement Securities

      On July 3, 2001, Antex completed an equity financing by means of a private placement of its securities. The securities were issued without registration under the Securities Act of 1933 in reliance on the exemption afforded by Rule 506 of Regulation D. The securities were sold to a total of five persons or entities, all of whom Antex believed to be accredited investors based on investor questionnaires completed by the purchasers. Neither Antex nor any person acting on behalf of Antex engaged in any form of general solicitation or general advertising in connection with the offer and sale of the securities. The certificates for the securities issued in the financing included a legend indicating that the securities were “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933.

      In connection with the financing, Antex entered into a Registration Rights Agreement with the investors in which Antex agreed to register for resale the shares of Antex common stock issuable upon the conversion or exercise of the securities issued in the financing. In the private placement, Antex issued:

•	3,000 shares of Series B Convertible Preferred Stock, stated value $1,000 per share. Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder, into 500 shares of Antex common stock, based on an initial conversion price of $2.00 per share of common stock. The conversion price of the Series B Convertible Preferred Stock is subject to adjustment, which cannot be more than 30% of the initial conversion price, if Antex fails to achieve certain performance objectives. These performance objectives consist of the following: (i) initiation of a Phase I clinical trial on the Shigella vaccine, (ii) initiation of a Phase II clinical trial on the Campylobacter vaccine, (iii) the production of a GMP lot of a lead antibiotic compound and (iv) initiation of pre-clinical toxicology bioavailability studies on a lead antibiotic compound, each within a specified time period. The conversion price of the Series B Convertible Preferred Stock is also subject to standard anti-dilution adjustments. The Series B Convertible Preferred Stock is also convertible into Antex common stock at the option of Antex on the earlier to occur of (i) July 3, 2004 and (ii) any time after July 3, 2002, if the closing price of Antex common stock exceeds $4.00 per share for at least 20 consecutive trading days. The Series B Convertible Preferred Stock may be redeemed under certain circumstances.

•	750,000 Class E Warrants. Each Class E Warrant has a five-year term and entitles the holder to purchase one share of Antex common stock at an exercise price of $2.50 per share, subject to anti-dilution adjustments under certain circumstances. At the election of Antex, the Class E Warrants may be redeemed nine months after the date on which the registration statement relating to this prospectus is declared effective, upon 20 trading days prior written notice to the holders, at a redemption price of $0.10 per warrant, if the closing price of Antex common stock exceeds $5.00 per share for at least 20 consecutive trading days.

•	375,000 Class F Warrants. Each Class F Warrant has a five-year term and entitles the holder to purchase one share of Antex common stock at an exercise price of $3.00 per share, subject to anti-dilution adjustments under certain circumstances. At the election of Antex, the Class F Warrants may be redeemed nine months after the date on which the registration statement relating to this prospectus is declared effective, upon 20 trading days prior written notice to the holders, at a redemption price of $0.10 per warrant, if the closing price of Antex common stock exceeds $6.00 per share for at least 20 consecutive trading days.

      In connection with the July 3, 2001 financing, Antex granted each investor an option to invest at any time prior to April 2, 2002 an equal amount on substantially the same terms and conditions as described above. Antex may cancel this option at any time if the average closing bid price of its common stock over a period of 10 consecutive trading days, excluding the high and low closing bid price for such period, equals or exceed $3.00 per share.

      This prospectus covers the resale of shares of Antex common stock issuable upon the conversion of the Series B Convertible Preferred Stock and upon the exercise of the Class E Warrants and the Class F Warrants. None of the selling stockholders listed above, within the past three years, has held any office or position, or has had any other material relationship, with Antex or its affiliates, other than as a holder of Antex securities.

      The following table sets forth, as of August 30, 2001, as to each of the selling stockholders:

•	the number of shares of Antex common stock owned prior to the completion of the offering;

•	the number of shares of Antex common stock being offered for sale by means of this prospectus; and

•	the number of the shares of Antex common stock that will be owned upon the completion of the offering, assuming all of the offered shares are sold.

	Number of Shares of Common Stock

	Owned prior to Completion		Offered for Sale by means	Beneficially Owned upon
Selling Stockholder	of the Offering		of this Prospectus	Completion of the Offering

OTATO, L.P.	218,750	(1)	218,750	- 0 -

S.A.C. Capital Associates, LLC	1,093,750	(2)	1,093,750	- 0 -

SDS Merchant Fund, LP	656,250	(3)	656,250	- 0 -

Xmark Fund, Ltd.	413,765	(4)	413,765	- 0 -

Xmark Fund, L.P.	242,485	(5)	242,485	- 0 -

(1)	Includes (i) 125,000 shares issuable upon conversion of the Series B Convertible Preferred Stock, (ii)62,500 shares issuable upon exercise of Class E Warrants and (iii) 31,250 shares issuable upon exercise of Class F Warrants. OTATO, L.P. may, in the future, receive in lieu of cash dividends on the Series B Convertible Preferred Stock, or have the right to receive upon the adjustment of the conversion price of the Series B Convertible Preferred Stock or the exercise prices of the Class E Warrants and the Class F Warrants, as the result of certain contingencies, additional shares of the Company's common stock. However, OTATO, L.P. does not have the right to convert the Series B Convertible Preferred Stock or to exercise the Class E Warrants or the Class F Warrants if such conversion or exercise would result in OTATO, L.P., together with its affiliates, beneficially owning more than 4.99% of the shares of the Company's common stock, after giving effect to such transaction.

(2)	Includes (i) 625,000 shares issuable upon conversion of the Series B Convertible Preferred Stock, (ii) 312,500 shares issuable upon exercise of Class E Warrants and (iii) 156,250 shares issuable upon exercise of Class F Warrants. S.A.C. Capital Associates, LLC may, in the future, receive in lieu of cash dividends on the Series B Convertible Preferred Stock, or have the right to receive upon the adjustment of the conversion price of the Series B Convertible Preferred Stock or the exercise prices of the Class E Warrants and the Class F Warrants, as the result of certain contingencies, additional shares of the Company's common stock. However, S.A.C. Capital Associates, LLC does not have the right to convert the Series B Convertible Preferred Stock or to exercise the Class E Warrants or the Class F Warrants if such conversion or exercise would result in S.A.C. Capital Associates, LLC, together with its affiliates, beneficially owning more than 4.99% of the shares of the Company's common stock, after giving effect to such transaction.

(3)	Includes (i) 375,000 shares issuable upon conversion of the Series B Convertible Preferred Stock, (ii) 187,500 shares issuable upon exercise of Class E Warrants and (iii) 93,750 shares issuable upon exercise of Class F Warrants. SDS Merchant Fund, LP may, in the future, receive in lieu of cash dividends on the Series B Convertible Preferred Stock, or have the right to receive upon the adjustment of the conversion price of the Series B Convertible Preferred Stock or the exercise prices of the Class E Warrants and the Class F Warrants, as the result of certain contingencies, additional shares of the Company's common stock. However, SDS Merchant Fund, LP does not have the right to convert the Series B Convertible Preferred Stock or to exercise the Class E Warrants or the Class F Warrants if such conversion or exercise would result in SDS Merchant Fund, LP, together with its affiliates, beneficially owning more than 4.99% of the shares of the Company's common stock, after giving effect to such transaction.

(4)	Includes (i) 236,437 shares issuable upon conversion of the Series B Convertible Preferred Stock, (ii)118,219 shares issuable upon exercise of Class E Warrants and (iii) 59,109 shares issuable upon exercise of Class F Warrants. Xmark Fund, Ltd. may, in the future, receive in lieu of cash dividends on the Series B Convertible Preferred Stock, or have the right to receive upon the adjustment of the conversion price of the Series B Convertible Preferred Stock or the exercise prices of the Class E Warrants and the Class F Warrants, as the result of certain contingencies, additional shares of the Company's common stock. However, Xmark Fund, Ltd. does not have the right to convert the Series B Convertible Preferred Stock or to exercise the Class E Warrants or the Class F Warrants if such conversion or exercise would result in Xmark Fund, Ltd., together with its affiliates, beneficially owning more than 4.99% of the shares of the Company's common stock, after giving effect to such transaction.

(5)	Includes (i) 138,563 shares issuable upon conversion of the Series B Convertible Preferred Stock, (ii)69,281 shares issuable upon exercise of Class E Warrants and (iii) 34,641 shares issuable upon exercise of Class F Warrants. Xmark Fund, L.P. may, in the future, receive in lieu of cash dividends on the Series B Convertible Preferred Stock, or have the right to receive upon the adjustment of the conversion price of the Series B Convertible Preferred Stock or the exercise prices of the Class E Warrants and the Class F Warrants, as the result of certain contingencies, additional shares of the Company's common stock. However, Xmark Fund, L.P. does not have the right to convert the Series B Convertible Preferred Stock or to exercise the Class E Warrants or the Class F Warrants if such conversion or exercise would result in Xmark Fund, L.P., together with its affiliates, beneficially owning more than 4.99% of the shares of the Company's common stock, after giving effect to such transaction.

PLAN OF DISTRIBUTION

      Antex is registering the shares of common stock on behalf of the selling stockholders. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by Antex, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares, which will be borne by the selling stockholders, and the fees and expenses of any counsel or accountants retained by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the American Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised Antex that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling stockholders.

      The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

      The selling stockholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling stockholders and any broker-dealers that act in connection with the sale of shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      Because selling stockholders may be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act. Antex has informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

      Upon Antex being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

      In addition, upon Antex being notified by a selling stockholder that a donee or pledgee of one of the identified selling stockholders intends to sell shares, a supplement to this prospectus will be filed.

LEGAL MATTERS

      The validity of the securities offered by means of this prospectus will be passed upon for Antex by Covington & Burling, Washington, D.C., counsel to Antex.

EXPERTS

      The consolidated financial statements as of December 31, 2000 and for the year then ended incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2000, have been so incorporated in reliance on the report of Richard A. Eisner & Company, LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements as of December 31, 1999 and for the year then ended incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The following table sets forth the various fees and expenses expected to be incurred by the Registrant in connection with the offer and sale of the shares of common stock being registered by this Registration Statement:

SEC registration fee	$1,290

Printing and duplication expenses	$1,000

Legal fees and expenses	$10,000

Accounting fees and expenses	$5,000

Miscellaneous	$5,000

      All of the foregoing expenses, except for the SEC registration fee, are estimates. The selling stockholders will not bear any portion of the foregoing expenses, but may pay fees in connection with the resale of the shares of common stock to or through securities brokers and/or dealers in the form of markups, markdowns, or commissions. The selling stockholders also will be responsible for the fees and disbursements of counsel and accountants, if any, retained by the selling stockholders, and any other fees and expenses not expressly agreed to be borne by the Registrant.

Item 15. Indemnification of Directors and Officers

      As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), Article Eighth of the Registrant’s Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

      Section 145 of the DGCL provides that a corporation may, under certain circumstances, indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement, provided that such expenses have been actually and reasonably incurred by the directors and officers by reason of their capacity as such. Article Thirteenth of the Registrant’s Certificate of Incorporation requires the Registrant to indemnify, to the fullest extent permitted by the DGCL, as amended from time to time, any person who is, was, or has agreed to become a director or officer of the Registrant against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person.

      The Registrant maintains, at its expense, a policy of insurance that insures its directors and officers, subject to certain exclusions or deductions that are usual in such insurance policies, against certain liabilities that may be incurred in those capacities, including liabilities arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

Item 16. Exhibits

Exhibit No.	Description

4.1	Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock of Antex Biologics Inc. (1)

4.2	Form of Class E Warrant (1)

4.3	Form of Class F Warrant (1)

4.4	Securities Purchase Agreement dated as of July 3, 2001 by and among the Registrant and the parties listed on Schedule I thereto (1)

4.5	Registration Rights Agreement dated as of July 3, 2001 by and among the Registrant and the parties listed on Schedule I thereto (1)

5.1	Opinion of Covington & Burling (2)

23.1	Consent of Covington & Burling (included in Exhibit 5.1)

23.2.1	Consent of Richard A. Eisner & Company, LLP (2)

23.2.2	Consent of PricewaterhouseCoopers LLP (2)

24.1	Power of Attorney of Charles J. Coulter (included on signature page)

24.2	Power of Attorney of Robert L. Curry (included on signature page)

24.3	Power of Attorney of Donald G. Stark (included on signature page)

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed August 1, 2001.

(2)	Filed herewith.

Item 17. Undertakings

(a) The Registrant hereby undertakes:

      (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the Registrant’s charter documents, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland on October 24, 2001.

ANTEX BIOLOGICS INC.

By: /s/ V. M. Esposito
V. M. Esposito Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints V. M. Esposito and Jeffrey V. Pirone, and each of them, as his true and lawful attorneys-in-fact and agents, each with the power of substitution and re-substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the person might or could do in person, hereby ratifying and confirming what each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Date

/s/ V. M. Esposito	October 24, 2001
V. M. Esposito
Chairman and Chief Executive Officer

/s/ Jeffrey V. Pirone	October 24, 2001
Jeffrey V. Pirone
Executive Vice President and Chief Financial Officer

/s/ Charles J. Coulter	October 24, 2001
Charles J. Coulter
Director

/s/ Robert L. Curry	October 24, 2001
Robert L. Curry
Director

/s/ Donald G. Stark	October 24, 2001
Donald G. Stark
Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock of Antex Biologics Inc. (1)

4.2	Form of Class E Warrant (1)

4.3	Form of Class F Warrant (1)

4.4	Securities Purchase Agreement dated as of July 3, 2001 by and among the Registrant and the parties listed on Schedule I thereto (1)

4.5	Registration Rights Agreement dated as of July 3, 2001 by and among the Registrant and the parties listed on Schedule I thereto (1)

5.1	Opinion of Covington & Burling (2)

23.1	Consent of Covington & Burling (included in Exhibit 5.1)

23.2.1	Consent of Richard A. Eisner & Company, LLP (2)

23.2.2	Consent of PricewaterhouseCoopers LLP (2)

24.1	Power of Attorney of Charles J. Coulter (included on signature page)

24.2	Power of Attorney of Robert L. Curry (included on signature page)

24.3	Power of Attorney of Donald G. Stark (included on signature page)

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed August 1, 2001.

(2)	Filed herewith.